Bank of South Carolina Corporation Announces Annual and Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 11, 2018 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced unaudited earnings of $4,901,825 or $0.99 and $0.97 basic and diluted per share, respectively, for the year ended December 31, 2017 – a decrease of 6.58% from earnings for the year ended December 31, 2016 of $5,247,063 or $1.06 and $1.04 basic and diluted per share, respectively. Earnings for the three months ended December 31, 2017 decreased $464,180 or 36.36% to $848,699 compared to $1,312,880 for the three months ended December 31, 2016. Returns on average assets and average equity for the year ended December 31, 2017 were 1.15% and 11.37%, respectively, compared with 2016 returns on average assets and average equity of 1.28% and 12.65%, respectively. The decrease in quarterly and annual earnings is directly attributable to the recently enacted Tax Cut and Jobs Act, which was signed by President Trump on December 22, 2017. Under this new legislation, the corporate tax rate was reduced from 34% to 21%. As such, generally accepted accounting standards required the immediate write down of the deferred tax asset to a value reflective of the new corporate tax rate. The resulting adjustment was approximately $600,000.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Regardless of the accounting requirements under the new tax legislation, we are very proud of the bank's performance in 2017. What would have resulted in the most profitable year in our 30+ year history, ended up being our second best yet. The fundamentals of our bank remain strong, and we are very encouraged that the collective impact of tax reform will result in even better performance in the future – performance we believe will result in greater value to our employees, customers and shareholders."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) December 31,	(Audited) December 31,
	2017	2016

Shares Outstanding
BKSC Common Stock	4,989,279	4,956,139

Book Value Per Share	$ 8.57	$ 8.19
Total Assets	$ 446,566,498	$ 413,949,636

Three Months Ending

Net Income	$ 848,699	$ 1,312,880

Basic Earnings Per Share	$ 0.17	$ 0.27
Diluted Earnings Per Share	$ 0.17	$ 0.26

Weighted Average Shares
Outstanding Basic	4,985,568	4,951,350

Weighted Average Shares
Outstanding Diluted	5,072,429	5,059,467

Twelve Months Ending

Net Income	$ 4,901,825	$ 5,247,063
Basic Earnings Per Share	$ 0.99	$ 1.06
Diluted Earnings Per Share	$ 0.97	$ 1.04

Weighted Average Shares
Outstanding Basic	4,973,637	4,935,349

Weighted Average Shares
Outstanding Diluted	5,058,362	5,054,114

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500